Exhibit 99.1

News Release

For Immediate Release

OvaScience Reports Third Quarter 2015 Financial Results

CAMBRIDGE, Mass., November 5, 2015 – OvaScienceSM (NASDAQ: OVAS), a global fertility company focused on the discovery, development and commercialization of new treatment options, today reported third quarter 2015 financial results and highlighted recent accomplishments.

“The recent publication of the AUGMENT patient experiences highlighted the clinical benefit of the treatment in patients with poor fertility prognoses,” said Michelle Dipp, M.D., Ph.D., Chief Executive Officer of OvaScience. “We continue to adapt our commercial operations to reflect rapid changes in the fertility market. Our high-quality, scalable manufacturing and technical operations give us confidence in our ability to expand into new territories, such as Europe and Japan, while building a strong foundation for introducing our other treatments. We remain on track to introduce our OvaPrime treatment this year through a preceptorship program in at least one international region to evaluate its potential in women with too few or no eggs. We also continue to expect to communicate by year end a development pathway for OvaTure, our next-generation, hormone-free approach to IVF.”

Third Quarter and Recent Highlights

•                  AUGMENTSM Treatment Peer-Reviewed Publication Showed Statistically Significant Improvements in Embryo Selection and Transfer Compared to Standard IVF

First published analysis comparing the AUGMENT treatment to standard IVF using an egg allocation method demonstrated statistically significant higher rates of embryo selection and transfer with the AUGMENT treatment based on standard embryo quality measures, including preimplantation genetic diagnosis/screening. Improved pregnancy rates with the AUGMENT treatment were also reported in the publication. These positive results were published in the Journal of Fertilization: In Vitro– IVF-Worldwide and presented at a recent scientific symposium. Additionally, physicians offering the AUGMENT treatment reported 22 babies born with the treatment to date. The AUGMENT treatment is not available in the United States.

•                  Hosted Scientific Symposium for Healthcare Providers on Advances in Egg Health

Participated in the American Society for Reproductive Medicine (ASRM) Annual Meeting and held a scientific symposium focused on educating clinicians on the importance of egg health and new advances in fertility. The event featured experts on the role of mitochondria for healthy embryogenesis and the potential of egg precursor (EggPCSM) cells for developing novel fertility treatments. In addition, a summary of the first published AUGMENT treatment patient experience was presented.

•                  On Track to Introduce the OvaPrimeSM Treatment Through Preceptorship Program

Company expects to meet goal of introducing the OvaPrime treatment to patients through a preceptorship program in at least one international region outside the United States by year end. This initial preceptorship program is a non-commercial training period in which physicians gain clinical experience using the OvaPrime treatment to replenish the ovarian reserve in women who make too few or no eggs. The Company expects physicians will share their initial patient experiences as clinically meaningful insights become available.

•                  Advanced Development Plans for the OvaTureSM Treatment

Finalizing plans for the further development of the OvaTure treatment, a next-generation fertility treatment designed to grow fresh, healthy eggs without the need for hormone injections. OvaScience still anticipates that by year end the Company will define its strategy for developing the OvaTure treatment outside the United States.

Third Quarter Financial Results

•                  Net loss for the three months ended September 30, 2015 was $17.9 million, or ($0.66) per share, as compared to net loss of $12.9 million, or ($0.54) per share, for the three months ended September 30, 2014. This included non-cash stock-based compensation expense of $3.7 million. The increase in net loss is primarily attributable to planned higher personnel costs, stock-based compensation, and costs associated with the launch of the AUGMENT treatment in certain international IVF clinics. Launch costs include legal and consulting services and establishment of lab-based operations, which will also support introductions of future fertility treatments.

•                  Research and development expense for the three months ended September 30, 2015 was $4.0 million, compared to $5.3 million for the same period in 2014. This decrease is primarily driven by a decrease of $0.8 million related to the stock-based compensation expense recorded in the prior year, including $1.1 million for Founders’ stock, which was fully expensed in the first quarter of 2015 and will not recur, and $0.4 million in certain collaboration agreements and research grants, which expired prior to the current period.

•                  Selling, general and administrative expense for the three months ended September 30, 2015 was $12.9 million, as compared to $7.1 million for the same period in 2014. This increase was primarily a result of $2.6 million for employee compensation and related benefits, including stock-based compensation expense driven by the hiring of additional personnel, $2.6 million of costs associated with the launch of the AUGMENT treatment and international growth, $0.4 million in facilities expenses, and $0.2 million in accounting, tax and other expenses.

At September 30, 2015, OvaScience had cash, cash equivalents and short-term investments of $141.7 million.

Upcoming Events and Presentations

•                  OvaScience Investor Day, December 17 in New York, NY

About OvaScience

OvaScience (NASDAQ: OVAS) is a global fertility company dedicated to improving treatment options for women around the world. OvaScience is discovering, developing and commercializing new fertility treatments because we believe women deserve more options. Each OvaScience treatment is based on the Company’s proprietary technology platform that leverages the breakthrough discovery of egg precursor (EggPCSM) cells – immature egg cells found inside the protective ovarian lining. The AUGMENTSM treatment, a fertility option specifically designed to improve egg health, is available in certain IVF clinics in select international regions outside of the United States. OvaScience is developing the OvaPrimeSM treatment, which could increase a woman’s egg reserve, and the OvaTureSM treatment, a potential next-generation IVF treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections. For more information, please visit www.ovascience.com and www.augmenttreatment.com and connect with us on Twitter and Facebook.

Forward-Looking Statements

This press release includes forward-looking statements about the Company’s plans for the AUGMENT treatment and two fertility treatments in development, including statements relating to our confidence in our ability to expand into new territories, including Europe and Japan, our plans to introduce the OvaPrime treatment this year through a preceptorship program, and our plans to communicate a development pathway for the OvaTure treatment by year end. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: the possibility that international IVF clinics that we work with may determine not to begin or continue providing the AUGMENT treatment for commercial or other reasons; our expectation that the AUGMENT treatment and OvaPrime treatment meet the requirements of a class of products exempt from premarket review and approval under applicable regulations in those countries where we have launched or plan to introduce the AUGMENT treatment and plan to introduce the OvaPrime treatment; the commercial ramp up of the AUGMENT treatment, which we expect will depend upon continued use of the AUGMENT treatment in our partner clinics in new and existing regions, significant uptake in the UAE as a result of the recent coverage, and other programs that include driving first-line use of the AUGMENT treatment, and further results from ACE clinic experience as they become available; the science underlying our treatment and treatments in development (including the AUGMENT, OvaPrime and OvaTure treatments), which is unproven; our ability to obtain regulatory approval where necessary for our potential treatments; our ability to develop our potential treatments, including the OvaPrime and OvaTure treatments, on the timelines we expect, if at all; our ability to commercialize the AUGMENT treatment and our potential treatments, including the OvaPrime treatment, on the timelines we expect, if at all; as well as those risks more fully discussed in the “Risk Factors” section of our most recently filed Quarterly Report on Form 10-Q and/or Annual Report on Form 10-K. The forward-looking statements contained in this press release reflect our current views with respect to future events. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our view as of any date subsequent to the date hereof.

- Financial Tables to Follow –

OvaScience, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of
	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$50,842	$6,414
Short-term investments	90,830	53,817
Prepaid expenses and other current assets	3,650	1,647
Total current assets	145,322	61,878
Property and equipment, net	6,717	3,367
Investment in joint venture	241	—
Restricted cash	527	197
Other long-term assets	—	130
Total assets	$152,807	$65,572
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,156	$2,520
Accrued expenses and other current liabilities	5,707	7,654
Total current liabilities	9,863	10,174
Other non-current liabilities	358	73
Total liabilities	10,221	10,247
Total stockholders’ equity	142,586	55,325
Total liabilities and stockholders’ equity	$152,807	$65,572

OvaScience, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues	$75	$—	$120	$—
Costs and expenses:
Costs of revenues	940	—	1,091	—
Research and development	3,998	5,325	13,766	14,511
Selling, general and administrative	12,909	7,074	37,022	15,133
Total costs and expenses	17,847	12,399	51,879	29,644
Loss from operations	(17,772)	(12,399)	(51,759)	(29,644)
Interest income (expense), net	141	(25)	286	(109)
Other income, net	25	24	31	38
Loss from equity method investment	(316)	(523)	(1,176)	(915)
Net loss	$(17,922)	$(12,923)	$(52,618)	$(30,630)
Net loss per share—basic and diluted	$(0.66)	$(0.54)	$(1.95)	$(1.38)
Weighted average number of shares used in net loss per share—basic and diluted	27,267	23,766	27,020	22,192

Contacts:

Investors
Theresa McNeely

EVP, Chief Communications Officer

tmcneely@ovascience.com

617-299-7356

Media
Cara Mayfield

Director, Corporate Communications

cmayfield@ovascience.com

617-714-9638

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